Exhibit 4.3 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 Pieris Pharmaceuticals, Inc. (“Pieris,” “we,” “us” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Common Stock, $0.001 par value per share (“Common Stock”). DESCRIPTION OF COMMON STOCK We are authorized to issue 300,000,000 shares of common stock, par value $0.001 per share. The following summary of certain provisions of our common stock does not purport to be complete. This description is summarized from, and is qualified in its entirety by reference to, our amended and restated articles of incorporation and our amended and restated bylaws, to which you should refer and both of which are included as exhibits to this Form 10-K. The summary below is also qualified by provisions of applicable law, including Chapters 78 and 92A of the Nevada Revised Statutes, or NRS, as applicable to corporations. General The holders of our common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. If we liquidate or dissolve, holders of our common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our amended and restated articles of incorporation do not provide our common stock with any redemption, conversion or preemptive rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of then-outstanding preferred stock. Registration Rights Private Placement Registration Rights On December 17, 2014, we entered into a purchase agreement with multiple investors relating to the issuance and sale of shares of our common stock in a private placement (the “2014 Private Placement”). The 2014 Private Placement held closings on December 17, December 18, and December 23, 2014, through which we sold an aggregate of 6,779,510 shares of our common stock at $2.00 per share for aggregate proceeds of approximately $13.6 million. We also issued warrants to acquire up to 542,360 shares of our common stock at an exercise price of $2.00 per share to placement agents or their designees (the “Placement Agent Warrants”). In connection with the 2014 Private Placement, we entered into a registration rights agreement and agreed to file a registration statement covering the resale of the shares sold in the 2014 Private Placement, the shares underlying the Placement Agent Warrants, and the 20,000,000 shares of our common stock issued to former stockholders of Pieris GmbH in connection with the share exchange transaction on December 17, 2014. We filed a registration statement on Form S-1 which was declared effective by the SEC on May 11, 2015. We have agreed to keep such registration statement effective until the later of December 17, 2016 and such time as all of the securities to be registered thereunder have been sold under the registration statement or may be sold without restriction pursuant to Rule 144. On June 2, 2016, we entered into a securities purchase agreement with multiple investors relating to the issuance and sale of units consisting of: (i) one share of our common stock or non-voting series A convertible preferred stock convertible into one share of common stock, and (ii) a warrant to purchase 0.40 shares of our 95703497v.3 common stock with an exercise price of $2.00 per share and (iii) a warrant to purchase 0.20 shares of our common stock with an exercise price of $3.00 per share (the “2016 Private Placement”). The 2016 Private Placement closed on June 8, 2016 and we sold 8,188,804 units for gross proceeds of approximately $16.5 million. In connection with the 2016 Private Placement, we entered into a registration rights agreement with the investors and agreed to register the resale of the common stock, the common stock underlying the preferred stock, and the warrants. We filed a registration statement on Form S-3 which was declared effective by the SEC on August 3, 2016. We have agreed to use our commercially reasonable efforts to keep such registration statement effective until the earliest to occur of: (i) such time as all of the securities to be registered thereunder have been sold under the registration statement, (ii) such time as all of the securities to be registered thereunder may be sold without restriction pursuant to Rule 144, or (iii) June 8, 2018. Transfer Agent and Registrar The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 505000, Louisville, KY, 40233-5000. Their telephone number is (877) 373-6374 from the United States, Canada and Puerto Rico and (781) 575-3100 from all other locations. Stock Exchange Listing Our common stock is listed for quotation on the Nasdaq Capital Market, under the symbol “PIRS.” CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS Anti-Takeover Provisions The provisions of Delaware law and our amended and restated articles of incorporation and amended and restated bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management. Delaware Statutory Business Combinations Provision We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. Classified Board of Directors; Removal of Directors for Cause Pursuant to our amended and restated articles of incorporation and amended and restated bylaws, our board of directors is divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of any series of preferred stock under specified circumstances, will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. Members of the board of directors may only be removed for cause and only by the affirmative vote of at least 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors. Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting date. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (1) the 60th day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting. Special Meetings of Stockholders Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors. No Stockholder Action by Written Consent Any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders. Super Majority Stockholder Vote Required for Certain Actions The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless the corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Our amended and restated articles of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this Exhibit. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. An affirmative vote of the holders of at least 80% of our outstanding voting stock is also required for any amendment to, or repeal of, our amended and restated bylaws by the stockholders. Our amended and restated bylaws may be amended or repealed by a simple majority vote of the board of directors.